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                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-89369) of INTERNAP NETWORK SERVICES CORPORATION of our report dated January 22, 2000 relating to the financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated JANUARY 22, 2000 relating to the financial statement schedule, which appears in the Registration Statement on Form S-1 (No. 333-95503) of InterNap Network Services Corporation and which has been incorporated by reference in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

March 21, 2000